Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464
WWW.BAKERDONELSON.COM

November 21, 2016

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Re:	Prospectus Supplement dated November 16, 2016

Ladies and Gentlemen:

We have acted as counsel for Franklin Financial Network, Inc., a Tennessee corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement” and together with the Prospectus (as defined below), the “Final Prospectus”) relating to the Company’s Registration Statement on Form S-3, file number 333-208578 (as the same may be amended and supplemented, and including the accompanying base prospectus, dated December 23, 2015 (the “Prospectus”), the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”), and the Registration Statement on Form S-3 (Registration File No. 333-214629) filed by the Company with the Commission pursuant to Rule 462(b) of the Act, relating to the offering (the “Offering”) of up to 2,242,500 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), inclusive of up to 292,500 shares of Common Stock subject to an over-allotment option, to be issued and sold by the Company pursuant to the Underwriting Agreement, dated November 16, 2016, between Raymond James & Associates, Inc., as representative of the underwriters named therein, and the Company (the “Underwriting Agreement”). This opinion is being filed pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Charter, as amended, and the Amended and Restated Bylaws of the Company, and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the

ALABAMA	• FLORIDA	• GEORGIA	• LOUISIANA	• MISSISSIPPI	• TENNESSEE	• TEXAS	• WASHINGTON, D.C.

Franklin Financial Network, Inc.

November 21, 2016

genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certificate or photostatic copies, and the authenticity of the originals of such latter documents.

We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Shares, when issued, sold, delivered and paid for in the manner described in the Underwriting Agreement and the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 16, 2016 and filed with the Commission on November 21, 2016 and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement that is a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the corporate laws of the State of Tennessee in effect on the date hereof and no opinion is expressed as to the laws of any other jurisdiction

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC